     As filed with the Securities and Exchange Commission on April 26, 1999
                                                      Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     under
                           The Securities Act of 1933

                                --------------

                    PLATINUM technology International, inc.
             (Exact name of registrant as specified in its charter)

                Delaware                               36-3509662
      (State or other jurisdiction        (I.R.S. Employer Identification No.)
    ofincorporation or organization)

                           PLATINUM technology, inc.
             (Exact name of registrant as specified in its charter)

                Delaware                               36-4264882
    (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

                          PLATINUM technology IP, inc.
             (Exact name of registrant as specified in its charter)

                Delaware                               36-4264886
    (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

                                --------------

    1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, (630) 620-5000 (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

        Larry S. Freedman, Esq., PLATINUM technology International, inc.
    1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, (630) 620-5000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:
  Matthew S. Brown, Esq., Mark D. Wood, Esq., Katten Muchin & Zavis, 525 West
                           Monroe Street, Suite 1600,
                    Chicago, Illinois 60661, (312) 902-5200

                                --------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

                                                                    Proposed
                                                     Proposed       Maximum
                                     Amount          Maximum       Aggregate     Amount Of
     Title of Each Class of           To Be       Offering Price Offering Price Registration
   Securities Being Registered     Registered     Per Share (1)       (1)           Fee
--------------------------------------------------------------------------------------------
Convertible Subordinated Notes     $56,750,000         100%       $56,750,000     $15,777
--------------------------------------------------------------------------------------------
Common Stock, $.001 par value (2)    1,574,093(3)      --                 --          --
--------------------------------------------------------------------------------------------

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(1) Estimated solely for purposes of calculating the registration fee.
(2) Includes associated rights to purchase 1/100 of a share of Series A preferred stock, par value $.01 per share, of PLATINUM technology International, inc. Such rights initially attached to and trade with the common stock. The value attributable to such rights, if any, is reflected in the market price of the common stock.
(3) Such number represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes by reason of adjustment of the conversion price under certain circumstances outlined in the Prospectus. Pursuant to Rule 457(i), no registration fee is required for these shares.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

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--------------------------------------------------------------------------------

                                   PROSPECTUS

                               ----------------

                    PLATINUM technology International, inc.

                               ----------------

                                  $56,750,000
                 6.25% Convertible Subordinated Notes due 2002
                           and Shares of Common Stock
                     Issuable Upon Conversion of the Notes

   This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus of $56,750,000 in aggregate principal amount of the 6.25% convertible subordinated notes due 2002 issued by PLATINUM technology International, inc. Our wholly-owned subsidiaries PLATINUM technology IP, inc. and PLATINUM technology, inc. are co-obligors on the notes. This prospectus also relates to the shares of PLATINUM technology International common stock which may be issued upon conversion of the notes.

   Interest on the notes is payable on June 15 and December 15 of each year. The notes will mature on December 15, 2002. The notes are convertible into our common stock at any time prior to close of business on the maturity date, unless we have previously redeemed or repurchased the notes. The initial conversion rate is $36.0525 per share, or approximately 27.74 shares per $1,000 principal amount of notes.

   The notes are designated for trading on The PortalSM Market. Notes sold pursuant to this prospectus will not remain eligible for trading on The Portal Market. Our common stock is traded on the Nasdaq National Market under the symbol "PLAT." The last reported sale price of our common stock on the Nasdaq National Market on April 23, 1999 was $25.375 per share.

   On March 29, 1999, we entered into a merger agreement with Computer Associates International, Inc. and a wholly-owned subsidiary of Computer Associates. Subject to certain conditions, the subsidiary will purchase for $29.25 per share in cash all outstanding shares of our common stock tendered by our stockholders and not withdrawn. Following the completion of the tender offer and subject to certain conditions, the subsidiary will merge into us, and we will become a wholly-owned subsidiary of Computer Associates. Each note holder will have the right to require us to repurchase all or some of their notes if the tender offer is completed. In addition, if the merger is consummated, each note will be convertible only into cash.

   You should carefully consider the risks discussed under "Risk Factors" beginning on page 1 of this prospectus before you invest in the notes or the shares of our common stock.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this Prospectus is          , 1999

   You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution of this prospectus and the offering of the notes and shares in certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions. The selling securityholders named in this prospectus are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Find May More Information........................................ iii
Risk Factors...............................................................   1
Special Note on Forward-Looking Statements.................................   6
PLATINUM...................................................................   8
The Computer Associates Tender Offer and Merger............................   8
Use of Proceeds............................................................  10
Ratio of Earnings to Fixed Charges.........................................  10
Selling Securityholders....................................................  11
Description of the Notes...................................................  13
Certain Federal Tax Considerations.........................................  28
Plan of Distribution.......................................................  35
Legal Matters..............................................................  36
Experts....................................................................  36

   DB2 and MVS are trademarks, and IBM is a registered trademark, of International Business Machines Corporation. This prospectus also includes product names and other trade names and trademarks of us, our subsidiaries and other companies.

                      WHERE YOU MAY FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the SEC. You may read and copy such reports and other information at the following SEC public reference rooms:

  450 Fifth Street, N.W.     Seven World Trade Center     Citicorp Center
  Judiciary Plaza            Suite 1300                   500 West Madison
  Room 1024                  New York, New York 10048     Street
  Washington, D.C. 20549                                  Suite 1400

                                                          Chicago, Illinois
                                                          60661
   You may obtain information on the operation of the SEC public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the SEC's Website at http://www.sec.gov. You may also read and copy our SEC filings at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

   This prospectus is part of a registration statement on Form S-3 which we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information in any document incorporated by reference is considered part of this prospectus, except for any information superseded by information in this prospectus or in any subsequently filed document which is also incorporated by reference. The information in documents that we file later with the SEC will automatically update and supersede the information in this prospectus.

   We have filed the following documents with the SEC which are incorporated by reference into this prospectus:

  .  Our Annual Report on Form 10-K for the year ended December 31, 1998;

  . Our Current Reports on Form 8-K dated January 19, 1999, February 10, 1999, February 23, 1999, February 26, 1999 and April 5, 1999;

  . The description of our common stock contained in our Registration Statement on Form 8-A filed March 7, 1991 pursuant to Section 12 of the Exchange Act and all amendments and reports filed to update the description; and

  . The description of the preferred stock purchase rights contained in our Registration Statement on Form 8-A filed December 26, 1995 pursuant to
     Section 12 of the Exchange Act and all amendments and reports filed to update the description.

   This prospectus will also incorporate by reference any of our future SEC filings under Sections 13(a), 1(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents incorporated by reference are available through the SEC or from us upon written or telephone request to our principal executive offices: PLATINUM technology International, inc., 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, Attention: Secretary (telephone: (630) 620-
5000).

                                  RISK FACTORS

   In addition to the other information included and incorporated by reference in this prospectus, you should consider carefully the following factors before you invest in the notes or shares of our common stock.

We May Suffer Serious Adverse Consequences if the Computer Associates Tender Offer and Merger Are Not Consummated

   The Computer Associates tender offer and merger discussed on the cover page of this prospectus are subject to certain conditions described in the merger agreement. These include (1) a condition that at least a majority of all outstanding shares of our common stock are tendered and not withdrawn, and (2) the expiration or termination of the applicable antitrust waiting period. Therefore, the tender offer and merger may not be consummated. If these transactions are not consummated, the notes will continue to be convertible into our common stock. Further, we will not be required to repurchase the notes. See "The Computer Associates Tender Offer and Merger."

   We believe that our business, financial condition, liquidity and results of operations have been materially adversely affected by the announcement of the transactions and would be further materially adversely affected if these transactions are not completed. In particular, we believe that our relationships with our customers and our employees would be seriously damaged. Also, the merger agreement imposes extremely tight restrictions on our ability to take various actions and to conduct our business without Computer Associates' consent. These restrictions could have a severe detrimental effect on our business.

   Additionally, on March 29, 1999, the date of the public announcement of these transactions, the trading price of our common stock on the Nasdaq National Market rose to $24.0625 at the close of trading for the day, from a $9.875 closing price for the immediately prior trading day. Since that date, our common stock has closed at prices ranging from $23.9375 to $25.6562. We would expect this price to drop precipitously if we announced that the transactions would not be consummated. See "Volatility of Stock Price."

Our Ability to Satisfy Future Debt Obligations Could Become Impaired by Continued Net Losses

   We have experienced annual net losses from continuing operations since 1994. Merger costs and charges for acquired in-process technology, as well as expenses related to the integration of acquired businesses contributed significantly to the losses for these years. Our future operating results will depend upon a number of business factors, as well as general economic conditions.

   If we continue to incur losses in the future, our ability to pay interest on, or ultimately pay the principal amount of, our indebtedness, including the notes covered by this prospectus, could become impaired. Computer Associates will not be required to assume, guarantee or become a co-obligor on the notes. If we do not meet our cash requirements out of cash flow from operations and available borrowings, we may not be able to obtain alternative financing or may not be permitted to do so under the terms of our existing financing arrangements. If we do not arrange for sufficient financing, our ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements may be adversely affected. We could also become more vulnerable to industry downturns and competitive pressures.

The Notes Are Subordinated to Our Senior Indebtedness and Other Subsidiary Liabilities

   The notes are general, unsecured obligations of PLATINUM technology International, PLATINUM technology and PLATINUM technology IP. They are subordinated in right of payment to our existing and future senior indebtedness. Although, to date, we have not incurred a substantial amount of senior indebtedness, the indenture for the notes does not restrict our incurrence of senior indebtedness or other indebtedness by us or our subsidiaries. Under the indenture, generally, we may not repurchase, redeem, retire or make any payments on the notes if we have a payment default on any senior indebtedness, unless the default has been cured or waived, or if we have defaulted in other respects.

   The notes are effectively subordinated to all liabilities including trade payables, of our subsidiaries other than PLATINUM technology and PLATINUM technology IP. These other subsidiaries own certain principal assets. If we default on any payment obligations on the notes, trade creditors of these subsidiaries would have a senior claim to these assets as compared to holders of the notes. As of March 31, 1999, we had approximately $37.9 million of senior indebtedness and our subsidiaries, other than PLATINUM technology and PLATINUM technology IP, had over $161.8 million of trade payables and accrued liabilities, excluding intercompany liabilities.

   We conduct a significant portion of our operations through foreign subsidiaries. Accordingly, we may from time to time be dependent on our ability to obtain funds from these foreign subsidiaries in order to service our indebtedness, including the notes. Our foreign subsidiaries may face governmental and other restrictions on their ability to transfer funds to us and may incur costs in connection with any such transfers. We anticipate that, from time to time, we and our subsidiaries will incur additional indebtedness and liabilities, including senior indebtedness.

We Must Respond to Rapid Changes in Technology and Customer Preferences

   We expect the market for products to continue to be subject to frequent and rapid changes in technology and customer preferences. The emergence of new product technologies and industry standards could cause our existing products to become obsolete and unmarketable. Our growth and future financial performance will depend upon our ability to develop and introduce new products and enhance existing products to accommodate the latest technological advances and customer requirements. If we fail to anticipate or adequately respond in a timely fashion to changes in technology and customer preferences, our business, financial condition or results of operations could be materially adversely affected. Additionally, our future growth and financial performance will be adversely affected if:

  .  New products developed by us are not accepted in the marketplace;

  . Other software vendors develop and market products which are superior to our products and gain greater acceptance in the marketplace; or

  .  Customers delay purchases in anticipation of technological changes.

Our Business Could Be Adversely Affected if Demand for Mainframe Products Decreases

   We derive a significant percentage of revenues from products for mainframe computers and believe that mainframes will continue to be an integral part of organizations' open systems IT environments. However, there has been debate in the marketplace regarding the future role of mainframe computers. Although we now derive a majority of our revenues from non-mainframe products and services, if there were a decline in utilization of mainframe computers, our business, financial condition and results of operations could be materially adversely affected.

Our Acquisition Strategy Involves Numerous Risks and Challenges

   We have grown largely through the acquisition of businesses and technologies. Since mid-1994, we have acquired 48 businesses and 31 technologies. We believe that our future growth may depend, in part, upon the continued success of this acquisition strategy. In the future, we may not be able to successfully identify, acquire on favorable terms or integrate suitable businesses or technologies. We may also face increased competition for acquisition opportunities, which may adversely effect our ability to complete suitable acquisitions and may increase the costs of completing acquisitions.

   An acquisition strategy involves a number of other risks and challenges, including the following:

  .  Diversion of management's attention;

  .  Integration of the operations and personnel of acquired companies;

  .  Incorporation of acquired products into existing product lines;

  .  Adverse short-term effects on reported operating results;

  .  Amortization of acquired intangible assets;

  .  Assumption of liabilities of acquired companies;

  . Potential dilutive effect on our stockholders from continued issuance of common stock as consideration for acquisitions;

  . Adverse effect of acquisition-related charges, costs and expenses on operating and net income;

  .  Potential loss of key employees; and

  .  Difficulty of presenting a unified corporate image.

We Operate in Highly Competitive Markets

   We operate in the highly competitive markets of information technology infrastructure products and professional services, and we expect competition to increase. Many of our current and prospective competitors have significantly greater financial, technical and marketing resources than us. In addition, many prospective customers have the internal capability to implement solutions to their information technology infrastructure problems.

We Are Subject to Risks Associated with the Arrival of the Year 2000

   We are subject to risks related to the Year 2000:

  . We have developed and marketed products that address Year 2000 problems; demand for these products and services may diminish as the Year 2000 arrives, which could negatively impact our growth rate;

  . Customers have allocated significant portions of their 1999 IT budgets to Year 2000 compliance, which could diminish demand for our traditional products through the end of 1999;

  .  Certain of our products may contain undetected Year 2000 problems;

  . We may face legal claims or suffer other adverse consequences as a result of information system failures of companies who have purchased our products or for whom we have provided consulting services; and

  . We could suffer adverse consequences as a result of Year 2000 related interruptions in electrical power, telecommunications or other critical third-party infrastructure services.

We May Be Subject to Damage Claims and Costs as a Result of Product Defects

   Upon release, our software products typically contain certain errors or bugs, which are usually resolved through the regular maintenance and updating process. However, products may contain more serious errors, failures or bugs which may not be discovered until we have delivered the products to customers. As a result of serious failures or bugs:

  . Our customers could suffer major business interruptions or other problems which could lead to claims for damages against us;

  . Customers may delay their purchases of products until they are satisfied that the problems have been resolved;

  . Customers may decide not to purchase the defective products or other of our products;

  . Customers who have already received the defective products may return them for refunds and possibly may bring other claims against us;

  . We may need to devote significant financial and product development resources to fix software defects; and

  . We may be forced to delay the introduction of new products or new versions of existing products.

   We believe that our software license agreements provide us with substantial protection against liability. In addition, we possess "errors and omissions" insurance in the event we are held responsible for losses suffered by our customers due to product defects. Nevertheless, we may be found liable for customer losses, and our insurance may not be adequate to cover these losses. If our products contain serious failures or bugs, our business, results of operations or financial condition may be materially adversely affected.

Our Proprietary Technology May Not Be Adequately Protected and We May Be Subject to Infringement Claims

   Our success is heavily dependent upon our proprietary software technology. We establish and protect our proprietary rights through a combination of contractual rights, trademarks, trade secrets, patents and copyright laws. However, the steps we have taken to protect our proprietary rights may not be adequate to prevent the unauthorized use or imitation of our products. Foreign countries in which we sell our products may afford less protection to proprietary technology rights than is provided under United States laws.

   We do not believe that our products or technologies materially infringe on the intellectual property rights of others. Infringement claims may, however, be asserted against us in the future. Any claim or litigation, with or without merit, or an adverse determination in such claims or litigation, could be costly and could have a material adverse effect on our business, results of operations and financial condition.

Our Business Could Be Adversely Affected if DB2 Use Declines

   We expect to continue to derive a significant portion of our revenues from licensing products that enhance the performance of IBM's DB2 software for managing mainframe corporate databases. If IBM decreases its commitment to DB2 or there is a decline in the market's acceptance and use of DB2, our business could be materially adversely effected. Also, if IBM enhances DB2 and thereby renders our products obsolete or devotes more resources to developing and marketing IBM's own DB2 tools, our business, results of operations or financial condition could be materially adversely affected.

We May Note Be Able to Compete Effectively If We Fail to Develop and Maintain Relationships With Relational Database Vendors

   We must develop and maintain close relationships with leading database vendors to compete effectively. For example, we have has entered into alliances with Oracle Systems Corp., Sybase, Inc. and Informix Software, Inc. If we fail to maintain existing relationships or establish new relationships with database vendors, our business, results of operations and financial condition could be materially adversely affected.

Our Operating Results May Vary Significantly from Quarter to Quarter

   Our operating results may vary significantly from quarter to quarter. In the fourth quarter of each year, we typically achieve our highest total revenues and operating income, excluding certain acquisition-related charges and other special charges. Further, our fourth quarter revenues and operating income, excluding the special charges, have historically been higher than those for the first quarter of the following years. We believe the seasonality of our operating results is caused primarily by the budgeting cycles of our software product customers and the structure of our sales commission and bonus programs.

   We operate with little order backlog and derive substantially all of our software product revenues in any quarter from sales made in that quarter. If near term demand for our products weakens or sales do not close in any quarter as anticipated, our results of operations for that quarter could be materially adversely affected. In addition, we generally record a majority of our quarterly software products revenues in the third month of any given quarter, particularly in the last week of that third month. As a result, estimating our operating results prior to the end of a quarter is extremely difficult.

We Are Subject to Exchange Rate Fluctuations and Other Risks Associated With International Business

   Historically, we have derived a significant portion of revenues from international sales. Our total level of foreign sales and the profitability of these sales could be materially adversely affected by exchange rate fluctuations. As our operations expand in international regions outside Western Europe, where international operations are currently concentrated, we may increasingly need to hedge foreign currency exchange risk.

   We are also subject to the risks generally associated with doing international business, including the following:

  .  Longer payment cycles;

  .  Difficulty of managing remote offices;

  .  Greater difficulties in accounts receivable collection;

  .  Burdens of complying with a wide variety of foreign laws; and

  .  Exposure to general foreign economic declines and political conditions.

We Are Subject to Risks Associated With a Consulting Services Business

   We are subject to the risks associated with a consulting services business, including the following:

  .  Dependence on reputation with existing customers;

  .  Volatility of workload; and

  . Dependence on ability to attract and retain qualified technical personnel.

   Also, we may derive a substantial portion of our future consulting services revenue from the performance of services under fixed-price contracts. We may not be able to perform in a profitable manner under these contracts, particularly in the field of software development, where cost overruns occur frequently. We have recently suffered diminished profitability in our consulting services business.

We Depend on Attracting and Retaining Key Personnel

   Our success depends largely on the skills, experience and efforts of our key management, marketing, product development, professional services and operational personnel, including key personnel of acquired companies. Because competition for qualified personnel in the software industry is intense, we may face increasing difficulty in hiring, training and integrating new employees and keeping current employees required for our continued growth. Further, certain key members of the management of acquired companies may not continue with the combined businesses. If we encounter difficulty in attracting and retaining key employees, our business, results of operations and financial condition could be materially adversely affected.

Our Stock Price Has Historically Been Volatile

   The market price of PLATINUM technology International common stock has historically been volatile. We believe various factors may cause the market price of our common stock to fluctuate substantially, including the following:

  . Perceptions regarding the likelihood and timing of the completion of the transactions with Computer Associates;

  .  Quarterly fluctuations in financial results;

  .  Announcements of new products and acquisitions by us or our competitors;

  . Changes or anticipated changes in earnings estimates by analysts or others;

  .  Changes in accounting treatments or principles; and

  .  Our ability to meet or exceed analysts' or "street" expectations.

   In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of our common stock in the future. In the past, following periods of volatility in the market price of a company's securities, class action lawsuits have often been brought against that company. If any such lawsuit were brought against us, we could incur substantial costs, and management's attention and resources could be diverted.

Our Rights Agreement and Charter Documents and Delaware Law May Inhibit a
Takeover

   If the transactions with Computer Associates are not completed, provisions in our rights agreement, certificate of incorporation and by-laws and in the Delaware General Corporation Law may prevent or delay a removal of our management or other change of control. These provisions could have this effect even if our stockholders would benefit from the change in control.

   On March 29, 1999, we amended our rights agreement, commonly referred to as a "poison pill." The rights agreement is now inapplicable to the transactions with Computer Associates.

The Notes Have No Public Market

   The notes are not currently eligible for trading on any exchange. Although the initial purchasers advised us that they intended to make a market in the notes, they are not obligated to do so and may discontinue market making activities at any time without notice. In addition, these market making activities are subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, a market may not be maintained, and the trading price of the notes could be materially adversely affected. The notes are designated for trading on The Portal Market. However, notes sold pursuant to this prospectus will not remain eligible for trading on The Portal Market.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

   This prospectus contains and incorporates by reference certain "forward-looking statements" which we have identified with words such as "anticipates," "believes," "plans," "expects," "estimates" and similar expressions. These statements reflect our current beliefs, but are subject to known and unknown risks, uncertainties and other factors that could cause our actual growth, results and business prospects to differ from those expressed in or implied by these statements. These risks, uncertainties and other factors include the following:

  . Uncertainties regarding the completion of the transactions with Computer Associates;

  . Our ability to develop and market existing and acquired products for the IT infrastructure market;

  . Our ability to successfully integrate acquired products, services and businesses and continue our acquisition strategy;

  .  Risks relating to the Year 2000 challenge;

  . Our ability to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the IT infrastructure and professional services markets;

  . Currency exchange rate fluctuations, collection of receivables, compliance with foreign laws and other risks inherent in conducting international business;

  .  Risks associated with conducting a consulting services business;

  .  The risk of damage claims and costs resulting from product defects;

  . General economic and business conditions, which may reduce or delay customers' purchases of our products and services;

  .  Charges and costs related to acquisitions;

  . Our ability to protect our proprietary software rights from infringement or misappropriation, to maintain or enhance relationships with relational database vendors, and to attract and retain key employees; and

  .  The other factors discussed under the caption "Risk Factors."

Except as required by the federal securities laws, we are not obligated to update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus.

                                    PLATINUM

   We develop, market and support software products, and provide related professional services, that help organizations manage and improve their IT infrastructures, which consist of the data, systems and applications that are used to run businesses. Our products and services help IT departments, primarily in large and data intensive organizations, minimize risk, improve service levels, and leverage information to make better business decisions. Our products typically perform fundamental functions such as automating operations, maintaining the operating efficiency of systems and applications, and ensuring data access and integrity. They help organizations operate and manage large, complex, distributed environments containing multiple computing platforms, database management systems, applications, and operating systems that span mainframe, midrange and PC/LAN computing environments, including MVS, UNIX, Windows and Windows NT. Our products also support multiple database management systems, such as the DB2 family, Oracle, Sybase, Microsoft SQL Server, UDB and Informix. In addition, our products provide support for packaged software applications such as SAP, Peoplesoft, Baan and Oracle Financial.

   Effective January 1, 1999, we reorganized our legal structure into a holding company structure, under which our operations are conducted through direct and indirect wholly-owned subsidiaries. Certain of these subsidiaries, including PLATINUM technology and PLATINUM technology IP commenced substantive operations. We established PLATINUM technology and PLATINUM technology IP with minimal capitalization as of December 31, 1998. PLATINUM technology IP, which is wholly-owned directly by PLATINUM technology International, now holds all of our intellectual property and licenses it to our subsidiaries. PLATINUM technology, inc., which is wholly-owned directly by PLATINUM technology IP, now holds our other domestic assets, employs our domestic operating personnel and conducts our domestic business. In connection with the reorganization, effective January 1, 1999, these two subsidiaries became co-obligors on the notes.

   PLATINUM technology International, inc., known prior to the reorganization as PLATINUM technology, inc., was incorporated in Delaware in 1987. PLATINUM technology, inc., originally known as PLATINUM technology Operating, inc., and PLATINUM technology IP, inc. were incorporated in Delaware in 1998. Our executive offices are located at 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181. Our telephone number is (630) 620-5000 and our website is located at http://www.platinum.com.

                THE COMPUTER ASSOCIATES TENDER OFFER AND MERGER

   On March 29, 1999, we entered into an agreement and plan of merger with Computer Associates and HardMetal, Inc., a wholly-owned subsidiary of Computer Associates.

   Under the terms of this agreement, HardMetal must offer to purchase each outstanding share of our common stock for $29.25 in cash and will purchase all of the shares validly tendered and not withdrawn. Consummation of the offer is subject to certain conditions described in the agreement. These include (1) a condition that at least a majority of all outstanding shares of common stock, assuming exercise of all outstanding options, rights and convertible securities, are tendered and not withdrawn and (2) the expiration or termination of the applicable antitrust waiting period. The tender offer commenced on April 2, 1999. Upon consummation of the offer and subject to certain conditions described in the agreement, possibly including the approval of our stockholders, HardMetal will merge into us, and we will become a wholly-owned subsidiary of Computer Associates.

   If Computer Associates completes its tender offer for our common stock, a change of control under the indenture for the notes will occur. Each holder of notes may require us to repurchase all or some of their notes on the designated repurchase date. The repurchase date will be determined by us, but will be no later than 45 business days after the completion of the tender offer. The repurchase price will equal the entire principal amount of the notes tendered, together with accrued and unpaid interest and any additional amounts payable on these notes. In addition, at the effective time of the merger each note will no longer be convertible into shares of our common stock. Each note will instead be convertible solely into an amount of cash, without interest, equal to the product of:

  . the number of shares of common stock into which the note was immediately convertible prior to the effective time of the merger, times

  .  $29.25

   Computer Associates will not be required to assume, guarantee or become a co-obligor on the notes. See "Description of the Notes--Repurchase at Option of Holder Upon a Change of Control" and "--Conversion."

                                USE OF PROCEEDS

   We will not receive any of the proceeds from sales of the securities offered in the prospectus. The selling securityholders will receive all of the proceeds.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The table below shows our consolidated ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges by fixed charges. "Earnings available for fixed charges" means earnings before income taxes plus fixed charges less capitalized interest. "Fixed charges" means interest expense plus capitalized interest and the portion of rental expense which represents interest.

                       Ratio of Earnings to Fixed Charges

         1994            1995                 1996                 1997                1998
         ----            ----                 ----                 ----                ----
        5.97(1)        --(2)(3)             --(3)(4)             --(3)(5)             2.70(6)

--------
(1) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating to our acquisitions of certain software businesses and product technologies and a pre-tax charge of $4,418,000 for restructuring costs relating to LBMS.
(2) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating to our acquisitions of certain software businesses and product technologies and a pre-tax charge for merger costs of $31,287,000 relating to certain acquisitions.
(3) Earnings available for fixed charges of $(119,638,000), $(91,280,000) and $(72,330,000) were inadequate to cover fixed charges of $1,602,000, $2,254,000 and $9,314,000 for the years ended December 31, 1995, 1996 and
    1997.
(4) Reflects a pre-tax charge for acquired in-process technology of $49,451,000 relating to our acquisitions of certain software businesses and product technologies; a pre-tax charge for merger costs of $5,782,000 relating to certain acquisitions; a pre-tax charge of $16,312,000 relating to LBMS and Logic Works, Inc. restructuring costs; and a pre-tax special general and administrative charge of $1,978,000 related to Logic Works.
(5) Reflects a pre-tax charge for acquired in-process technology of $67,904,000 relating to our acquisitions of certain software businesses and product technologies; a pre-tax charge for merger costs of $8,927,000 relating to certain acquisitions; a pre-tax charge of $55,829,000 for restructuring costs; and a pre-tax special general and administrative charge of $13,513,000 relating to our integration procedures related to past acquisition history.
(6) Reflects a pre-tax charge for acquired in-process technology of $37,918,000 relating to our acquisitions of certain software businesses and product technologies; a pre-tax charge for merger costs of $40,065,000 relating to certain acquisitions; a restructuring benefit of $10,964,000 relating to our recovery of certain restructuring charges recorded in the second quarter of 1997; and a pre-tax special general and administrative charge of $10,982,000 relating to our integration procedures related to past acquisition history.

                            SELLING SECURITYHOLDERS

   We issued and sold the notes to the initial purchasers on December 16, 1997 in transactions exempt from the registration requirements under the Securities Act of 1933. The initial purchasers sold the notes only (1) within the United States, to persons whom they reasonably believed to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A under the Securities Act and (2) to persons outside the United States pursuant to Regulation S under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock covered by this prospectus. For purposes of this prospectus, the selling securityholders include their transferees, pledgees, donees and successors.

   The following table sets forth, as of March 22, 1999, information with respect to (1) the beneficial ownership of notes and shares of common stock by each selling securityholder and (2) the notes and shares of common stock that may be offered and sold by the selling securityholders from time to time pursuant to this prospectus.

   Deutsche Bank Securities, Inc. or their affiliates have from time to time provided, and may continue to provide, investment banking and financial advisory services to us. They have received or will receive customary fees for these services. None of the other selling securityholders has or, within the past three years, has had with us or any of our predecessors or affiliates any material relationship, except as described below. Because the selling securityholders may offer all or some of the notes or the shares pursuant to this prospectus, we cannot provide any estimate as to the amount of notes or shares that will be held by the selling securityholders upon termination of this offering. We have prepared the table based upon information furnished to us by the selling securityholders.

                                          Percent of  Number of    Principal   Number of
                             Principal    Aggregate   Shares of     Amount     Shares of
                          Amount of Notes Principal  Common Stock  of Notes     Common
                           Beneficially   Amount of  Beneficially  That May   Stock That
Name                           Owned        Notes    Owned (1)(2)   Be Sold   May Be Sold
----                      --------------- ---------- ------------ ----------- -----------
Associated Electric &
 Gas Insurance Services
 Limited................    $   250,000         *%       8,043    $   250,000     8,043
BT Alex Brown...........      2,200,000       1.5       61,022      2,200,000    61,022
Delaware Group Dividend
 and Income Fund, Inc...      1,215,000         *       33,700      1,215,000    33,700
Delaware Group Equity
 Fund V, Inc.--
 Retirement Income Fund.         65,000         *        1,802         65,000     1,802
Delaware Group Global
 Dividend and Income
 Fund, Inc..............        610,000         *       16,919        610,000    16,919
Delaware Group Premium
 Fund, Inc.--
 Convertible Securities
 Series.................        140,000         *        3,883        140,000     3,883
Deutsche Bank
 Securities, Inc. (3)...     21,700,000      14.5      601,900     21,700,000   601,900
Flag Investors Value
 Builder Fund...........      8,800,000       5.9      244,088      8,800,000   244,088
Merrill Lynch
 International Ltd......      7,970,000       5.3      221,066      7,970,000   221,066
SG Cowen Securities
 Corporation............      5,500,000       3.7      152,555      5,500,000   152,555
Sage Capital............      1,500,000       1.0       41,606      1,500,000    41,606
Spear, Leeds & Kellogg..      1,000,000         *       27,737      1,000,000    27,737
Any other holders of the
 notes or future
 transferees, pledgees,
 donees or successors of
 any such other
 holders (4)(5).........      5,800,000       3.9      159,767      5,800,000   159,767

--------
*Less than 1%.
(1) Assumes conversion of the full amount of notes held by each holder at the initial conversion rate of $36.0525 in principal amount of notes per share of common stock. This conversion price is subject to adjustment as described under "Description of Notes--Conversion." Under the terms of the indenture, we will not issue any fractional shares upon conversion of the notes. Cash will be paid instead of any fractional shares.
(2) The number of shares held by each selling securityholder named in this prospectus is less than 1% of our outstanding common stock as of March 22, 1999.
(3) Deutsche Bank Securities, Inc. (f/k/a Deutsche Morgan Grenfell) served as the sole placement agent for the December 1997 offering of the notes.
(4) We will provide information concerning other selling securityholders in supplements to this prospectus from time to time, if required.
(5) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion price.

   The selling securityholders listed above may have sold, transferred or disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their notes since the date on which the information in the table is presented. Information concerning the selling securityholders may change from time to time and will be set forth in prospectus supplements, if and when necessary. In addition, the per share conversion price and, therefore, the number of shares of common stock are subject to adjustment under certain circumstances. Therefore, the number of shares offered hereby may increase or decrease. As of the date of the prospectus, the aggregate principal amount of notes covered by the prospectus is $56,750,000 and the aggregate number of shares into which these notes may be converted is approximately 1,574,093.

                            DESCRIPTION OF THE NOTES

   The notes were issued under an indenture, dated as of December 15, 1997, between PLATINUM technology International and American National Bank and Trust Company of Chicago, as trustee. The indenture was supplemented by a supplemental indenture, dated as of January 1, 1999, among PLATINUM technology International, PLATINUM technology, PLATINUM technology IP and the trustee. Pursuant to this supplemental indenture, PLATINUM technology and PLATINUM technology IP became co-obligors on the notes, assuming all of our payment and other obligations under the notes and the indenture. In this section of the prospectus, "we" refers to PLATINUM technology International, PLATINUM technology and PLATINUM technology IP.

   The following description of the particular terms of the notes, the indenture and the registration rights agreement may not be complete. This description is qualified in its entirety by reference to, all of the provisions of the notes, the indenture and the registration rights agreement, which have been filed with the SEC. You can find definitions of key terms used in this section of the prospectus on pages 27 and 28.

General

   The notes are unsecured, subordinated obligations of PLATINUM technology International, PLATINUM technology and PLATINUM technology IP. The notes are limited to $150,000,000 aggregate principal amount. The notes will mature on December 15, 2002, unless redeemed at our option or repurchased by us at the option of the holder upon a Designated Event (as defined below). The notes bear interest at an annual rate of 6.25%. Interest is payable semi-annually on June 15 and December 15 to the registered holders of the notes at the close of business on June 1 or December 1 immediately preceding the interest payment date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. The notes are subordinate in right of payment to certain of our obligations as described under "--Subordination" and convertible into our common stock as described under "--Conversion."

   We maintain an office or agency where notes may be presented for payment, registration or conversion in the City of New York, New York. We initially designated the trustee, at its office presently located at 14 Wall Street, New York, New York 10005, to serve as our agent for such purposes.

   At our option, we may pay interest by check mailed to the holders of the notes at the addresses set forth upon the registry books of the registrar. Holders are not required to pay a service charge for any registration of transfer or exchange of notes, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable.

   The notes are convertible into our common stock at the conversion price stated on the cover page of this prospectus, at any time prior to the close of business on the maturity date, unless we have previously redeemed or repurchased the notes. The conversion price is subject to adjustment upon the occurrence of certain events described under "--Conversion."

   The notes are redeemable at our option:

  . in the event of certain developments involving U.S. withholding taxes as described below under "--Redemption for Taxation Reasons" at a redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued interest to, but excluding, the redemption date, and any additional amounts then payable and

  . under the circumstances and at the redemption prices set forth below under "Redemption--Optional Redemption," plus accrued interest to, but excluding, the redemption date, and any additional amounts then payable.

   The indenture does not contain any financial covenants or restrictions on our payment of dividends, the incurrence of indebtedness, including Senior Indebtedness, or issuance or repurchase of securities. The indenture does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or change in control except to the extent described below under "-- Repurchase at Option of Holders Upon a Change of Control."

Book Entry, Delivery and Form

   We issued the notes in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

   Global Note, Book-Entry Form. Notes held by "qualified institutional buyers" ("QIBs") are evidenced by a global note (the "144A Global Note"), which are deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. as DTC's nominee.

   Notes held by persons who acquired such notes in compliance with Regulation S under the Securities Act (a "Non-U.S. Person") are evidenced by a global note (the "Regulation S Global Note"), which is deposited with, or on behalf of, DTC and registered in the name of Cede as DTC's nominee, for the accounts of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Cedel, S.A. Beneficial interests in the Regulation S Global Note may only be held through Euroclear or Cedel, and any resale or transfer of such interests to U.S. persons is subject to certain restrictions. The 144A Global Note and the Regulation S Global Note are collectively referred to as the Global Note. Except as discussed below, the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   QIBs may hold their interests in the 144A Global Note directly through DTC or indirectly through organizations which are participants in DTC. Transfers between participants are effected in the ordinary way in accordance with DTC rules and are settled in same-day funds. Non-U.S. Persons may hold their interest in the Regulation S Global Note directly through Cedel or Euroclear, or indirectly through organizations that are participants in Cedel or Euroclear. Cedel and Euroclear hold interests in the Regulation S Global Note on behalf of Cedel participants and Euroclear participants through DTC. Transfers between participants in Euroclear and Cedel are effected in the ordinary way in accordance with their respective rules and operating procedures. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to these persons may be limited.

   QIBs and Non-U.S. Persons who are not participants in DTC may beneficially own interests in the Global Note held by DTC only through participants, including Euroclear and Cedel, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. So long as Cede, as the nominee of DTC, is the registered owner of the Global Note, Cede for all purposes will be considered the sole holder of the Global Note for all purposes under the indenture. Except as provided below and in certain limited circumstances provided in the indenture, owners of beneficial interests in the Global Note are not entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and are not considered holders of the notes under the indenture for any purpose, including for the giving of any directions, instructions or approvals to the trustee.

   Payment of interest on and principal of and the redemption price or repurchase price of the Global Note is made to Cede, the nominee for DTC, as the registered owner of the Global Note, by wire transfer of immediately available funds on each relevant payment date. Neither we nor the trustee or any registrar, paying agent or conversion agent under the Indenture, has any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note, including for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the notes, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We and the trustee may conclusively rely on, and are protected in relying on, instructions from DTC for all purposes.

   DTC informed us that, with respect to any payment of interest on, principal of, or the redemption price or repurchase price of, the Global Note, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the Global Note, as shown on the records of DTC, adjusted as necessary so that such payments are made with respect to whole notes only, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants in DTC to owners of beneficial interests in notes represented by the Global Note held through those participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

   DTC can only act on behalf of its participants, who in turn act on behalf of indirect participants and certain banks. The ability of a person having a beneficial interest in the principal amount represented by the Global Note to pledge the interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of the interest, may be affected by the lack of a physical certificate evidencing the interest.

   Neither we nor the trustee, nor any note registrar, paying agent or conversion agent under the indenture, has any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only (1) at the direction of one or more participants to whose account with DTC interests in the Global Note are credited and (2) in respect of the principal amount of the notes represented by the Global Note as to which the participant or participants has or have given such direction.

   Although DTC has agreed to these procedures in order to facilitate transfers of interests in the Global Note among its participants, it is under no obligation to perform or continue to perform these procedures and may discontinue them at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause the notes to be issued in definitive form in exchange for the Global Note.

   DTC has advised us that it is

  . a limited purpose trust company organized under the laws of the State of New York;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to accounts of its participants, eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the notes. Certain of such participants, or their representatives, together with other entities, own DTC. Banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly, have indirect access to the DTC system.

   Certificated Notes. Notes sold to investors that are neither QIBs nor Non-U.S. Persons were issued in definitive registered form and may not be represented by the Global Note. In addition, certificated notes may be issued in exchange for notes represented by the Global Note if we do not appoint a successor depositary as set forth above and as described in the Indenture.

   Restrictions on Transfer; Legends. The notes are subject to certain transfer restrictions as described in the indenture. Certificates evidencing the notes bear a legend regarding these restrictions.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable. We will have no responsibility for the performance by DTC or its participants of their obligations as described above or under the rules and procedures governing their obligations.

Conversion

   The holders of the notes have the right to convert any portion of the principal amount that is an integral multiple of $1,000 into shares of our common stock. This right to convert may be exercised at any time prior to the close of business on the stated maturity of the notes, unless we have previously redeemed or repurchased the notes, at the conversion price set forth on the cover page of this prospectus, subject to adjustment as described below. The right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day prior to the redemption date or repurchase date for the note, unless we subsequently fail to pay the applicable redemption price or repurchase price.

   If any note that has been converted after any record date, but on or before the next interest payment date, interest is still payable on that interest payment date, and will be paid to the holder of the note on that record date. Any note so converted must be accompanied by payment of an amount equal to the interest payable on that interest payment date on the principal amount of notes being surrendered for conversion, unless the note has been called for redemption, in which case no such payment will be required. In all cases, the holders will receive the interest payment due on December 15, 2000, even if they surrender notes for conversion as a result of our exercising our right to redeem the notes on or after December 15, 2000. No fractional shares will be issued upon conversion. Instead of fractional shares, we will pay an appropriate amount in cash based on the market price of our common stock at the close of business on the day of conversion.

   The conversion price is subject to adjustment upon certain events occurring, including:

      (a) any payment of a dividend or other distribution payable in our common stock on any class of our capital stock;

      (b) any issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price of common stock; provided, however, that if such options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion price will not be adjusted until the triggering events occur;

      (c) any subdivision, combination or reclassification of our common stock;

      (d) any distribution to all holders of our common stock of evidences of indebtedness, shares of capital stock other than common stock, cash or other assets, including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and excluding dividends and distributions paid exclusively in cash;

      (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above or cash distributed upon a merger or consolidation to which the last paragraph of this section "Conversion" applies) to all holders of our common stock in an aggregate amount that, combined together with

    . all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made, and

    . any cash and the fair market value of other consideration paid or payable in respect of any tender offer by us or any of our Subsidiaries for common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization (defined as the product of the then current market price of our common stock times the number of shares of our common stock then outstanding) on the record date of the distribution; and

      (f) the completion of a tender or exchange offer made by us or any of our Subsidiaries for our common stock that involves an aggregate consideration that, together with

    . any cash and other consideration payable in a tender or exchange offer by us or any of our Subsidiaries for our common stock expiring within the 12 months preceding the expiration of such tender or exchange offer for which no adjustment has been made, and

    . the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of our common stock within the 12 months preceding the expiration of such tender or exchange offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender or exchange offer.

We will not be required to adjust the conversion price until the cumulative adjustments amount to 1.0% or more of the conversion price as last adjusted.

   We reserve the right to make reductions in the conversion price in addition to those required by the above provisions as we consider advisable. If we elect to make such a reduction in the conversion price, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations if and to the extent that such laws and regulations are applicable in connection with the reduction of the conversion price.

   If we distribute rights or warrants, other than those referred to in (b) in the third paragraph above, pro rata to holders of our common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive upon conversion, in addition to the shares of common stock issuable upon conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows:

  . if conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled to at the time of such conversion in accordance with the terms and provisions of the rights or warrants; and

  . if conversion occurs after the distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such note was convertible immediately prior to the distribution date would have been entitled on such distribution date in accordance with the terms and provisions of the rights or warrants.

The conversion price of the notes will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

   Under the terms of the rights agreement between PLATINUM technology International and Harris Trust and Savings Bank, the holders of the notes will receive, subject to certain limited conditions, an appropriate number of rights to purchase our Class II Series A junior participating preferred stock with respect to the shares of common stock issued upon such conversion. In addition, the indenture for the notes provides that if we amend the rights agreement or implement a replacement or successor stockholders' rights plan, the rights plan must provide that upon conversion of the notes the holders will receive the rights, in addition to the common stock issuable upon such conversion, whether or not the rights have separated from the common stock at the time of such conversion.

   In case of any reclassification, consolidation or merger of PLATINUM technology International with or into another person or any merger of another person with or into PLATINUM technology International (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of PLATINUM technology International (computed on a consolidated basis), we must execute a supplemental indenture providing that each note then outstanding will, without the consent of any holder of notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such event by a holder of the number of shares of common stock into which such note was convertible, after giving effect to any adjustment event, assuming such holder of common stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares. Therefore, HardMetal's merger into PLATINUM technology International will result in each note becoming convertible solely into an amount of cash, without interest, equal to the product of (1) the number of shares into which the note was immediately convertible prior to the effective time of the merger times, (2) $29.25.

Subordination

   The notes are unsecured general obligations of PLATINUM technology International, PLATINUM technology and PLATINUM technology IP, subordinated in right of payment to the existing and future Senior Indebtedness of each of these corporations. As of March 31, 1999, we had approximately $37.9 million of Senior Indebtedness outstanding. The notes are effectively subordinated in right of payment to all liabilities, including trade payables of our Subsidiaries, other than PLATINUM technology and PLATINUM technology IP. Our Subsidiaries, other than PLATINUM technology and PLATINUM technology IP, had over $161.8 million of indebtedness and other liabilities outstanding, excluding intercompany liabilities, at March 31, 1999. The indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by us or our Subsidiaries.

   The indenture provides that we may not make any payment on account of the principal of, premium, if any, and interest (including any additional amounts) on the notes, or acquire any of the notes (including repurchases of notes at the option of the holder) for cash or property (other than Junior Securities), or due to the redemption provisions of the notes,

  . upon the maturity of any senior indebtedness by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for), or

  . in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such payment default has been cured or waived or no longer exists.

   Upon (1) an event of default, other than a payment default, occurring that permits the holders of Designated Senior Indebtedness or their representative immediately to accelerate its maturity and (2) written notice of such event of default given to us and the trustee by the holders of an aggregate of at least $5,000,000 principal amount outstanding of such Designated Senior Indebtedness or their representative, then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, we may not make any payment (by setoff or otherwise) on account of the principal of, premium, if any, or interest or additional amounts on the notes. We also may not acquire or repurchase any of the notes for cash or property, or due to the redemption provisions of the notes. However, we may make any such payments with our Junior Securities. Unless (1) the Designated Senior Indebtedness to which such event of default exists has been declared due and payable in its entirety within 179 days after the payment notice is delivered as set forth above (the "Payment Blockage Period"), and (2) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, we will be required to pay all sums not paid to the holders of the notes during the Payment Blockage Period due to these prohibitions and to resume all other payments when due on the notes. Any number of payment notices may be given; provided, however, that

  . not more than one payment notice shall be given within a period of any 360 consecutive days, and

  . no default that existed upon the date of such payment notice or the commencement of such Payment Blockage Period, whether or not such event of default is on the same issue of Designated Senior Indebtedness, shall be made the basis for the commencement of any other Payment Blockage Period.

   In the event that, despite the restrictions, any payment or distribution of our assets (other than Junior Securities) is received by the trustee or the holders of the notes at a time when such payment or distribution is prohibited by these provisions, payment or distribution will be held in trust for the benefit of the holders of our

Senior Indebtedness. The payment or distribution will be paid or delivered by the trustee or such holders to the holders of our senior indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued. The payment or distribution will be made ratably according to the aggregate amounts remaining unpaid on account of our Senior Indebtedness held or represented by each, for application to the payment of all of our Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

   Upon any distribution of our assets upon any dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities,

  . the holders of our Senior Indebtedness will first be entitled to receive payment in full, or have such payment duly provided for, before the holders of the notes are entitled to receive any payment on account of the principal of, premium, if any, interest or additional amounts on, or with respect to, the notes (other than Junior Securities) and

  . any payment or distribution of our assets of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the holders or the trustee on behalf of the holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the indenture for the notes, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of our Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

   Our obligation, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the notes is not affected by any provision contained in the indenture or the notes. The subordination provisions of the indenture and the notes do not prevent the occurrence of any default or event of default under the indenture or limit the rights of the trustee or any holder, subject to the two previous paragraphs, to pursue any other rights or remedies with respect to the notes.

   We conduct certain operations through subsidiaries. Accordingly, our ability to meet our cash obligations is dependent upon our subsidiaries' ability to make cash distributions to us. The ability of our subsidiaries to make distributions to us is and will continue to be restricted by applicable provisions of the laws of national and state governments and contractual provisions. The indenture does not limit the ability of our subsidiaries to incur such restrictions in the future. Our right to participate in the assets of any Subsidiary, other than PLATINUM technology or PLATINUM technology IP (and thus the ability of holders of the notes to benefit indirectly from such assets), is generally subject to the prior claims of creditors, including trade creditors, of that Subsidiary except to the extent that we are recognized as a creditor of such Subsidiary, in which case our claims would still be subject to any security interest of other creditors of such Subsidiary. The notes, therefore, are structurally subordinated to creditors, including trade creditors, of our subsidiaries, other than PLATINUM technology or PLATINUM technology IP, with respect to the assets of those Subsidiaries against which such creditors have a claim.

   As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or any of our subsidiaries' creditors or a marshaling of assets or liabilities of us and our subsidiaries, holders of the notes may receive ratably less than other creditors.

Redemption

 Optional Redemption

   We may not redeem the notes prior to December 15, 2000. After that date, we may redeem the notes at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice to each holder of the notes.

The notes are redeemable at the following redemption prices, expressed as percentages of the principal amount, if redeemed during the 12-month period commencing December 15 of the years indicated below:

                                            Redemption
             Year                             Price
             ----                           ----------
             2000..........................   102.50%
             2001 and thereafter...........   101.25

in each case (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such redemption date), together with accrued and unpaid interest and additional amounts, if any, to the redemption date.

   In the case of a partial redemption, the trustee will promptly redeem the notes or portions of the notes which are to be redeemed on a pro rata basis or in such other manner it deems appropriate and fair and in compliance with any applicable depositary, legal and stock exchange requirements. The notes may be redeemed in part in integral multiples of $1,000 only.

   The notes do not have the benefit of any sinking fund.

   We are required to send notice of any redemption, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption, to the trustee and each holder of notes to be redeemed to the holder's last address as then shown upon the registry books of the registrar. The notice of redemption must state the redemption rate, the redemption price, the amount of accrued interest to be paid and that the notes called for redemption may not be converted after the fifth business day prior to the redemption date. Any notice that relates to a note to be redeemed only in part must state the portion of the principal amount to be redeemed and that on and after the redemption date, upon surrender of such note, a new note or notes in principal amount equal to the unredeemed portion will be issued. On and after the redemption date, interest will stop accruing on the notes or portions of the notes called for redemption, unless we default in our obligations with respect to the redemption.

 Redemption for Taxation Reasons

   If, as a result of any change or amendment to the laws or regulations prevailing in the U.S. or any political subdivision or taxing authority in the U.S. which becomes effective on or after December 16, 1997 or as a result of any application or official interpretation of such laws or regulations not generally known before that date (a "Tax Law Change"), we are or would be required on the next succeeding interest payment date to pay additional amounts, as discussed below, and such requirement or obligation cannot be avoided by us taking reasonable measures available to us, we may redeem the affected notes in whole, but not in part. We may redeem such notes at any time, on giving not less than 20 days' notice, at a redemption price equal to 100% of the principal amount plus accrued interest to, but excluding, the redemption date and any additional amounts then payable. We may not give up such notice of redemption earlier than 90 days prior to the earliest date on which we would be obligated to withhold or pay additional amounts were a payment in respect of the notes then made.

   Prior to our publication of any notice of redemption with respect to a Tax Law Change, we will deliver to the trustee,

  . a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred, and

  . an opinion of counsel selected by us and reasonably acceptable to the trustee, to the effect that we have or will become obligated to pay the additional amounts as a result of a Tax Law Change. Our right to redeem the affected notes will continue as long as we are obligated to pay additional amounts, even if we have previously made payments of additional amounts.

Payment of Additional Amounts

   We will pay to a Non-U.S. Holder (as defined in "Certain United States Federal Income Tax Considerations" below) of any note such additional amounts as may be necessary in order that every net payment of the principal premium and interest on such note, after deduction or withholding for any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the U.S. or any U.S. political subdivision or taxing authority will not be less than the amount provided for in such note to be then due and payable. However, the obligation to pay additional amounts will not apply to:

  . any tax, assessment or other governmental charge which would not have been so imposed but for:

         (1) the existence of any present or former connection between such Non-U.S. Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of, or possessor of a power over, such Non-U.S. Holder, if such Non-U.S. Holder is a trust, an estate, a partnership or a corporation) and the U.S. or any political subdivision or taxing authority of or in the U.S., including such Non-U.S. Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen, domiciliary or resident of the U.S. or treated as a resident of the U.S., or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment in the U.S.; or

         (2) such Non-U.S. Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the U.S., a controlled foreign corporation, a passive foreign investment company, or a foreign private foundation or foreign tax exempt entity for U.S. tax purposes, or a corporation which accumulates earnings to avoid U.S. federal income tax;

  . any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Non-U.S. Holder of such notes for payment on a date more than 15 days after the date on which the payment became due and payable or the date on which the payment is duly provided for, whichever occurs later;

  . any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

  . any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the U.S. of such Non-U.S. Holder (or beneficial owner of such note), if compliance is required or imposed by a statute, treaty, regulation or administrative practice of the U.S. or any political subdivision or taxing authority of or in the U.S. as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

  . any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of, premium, if any, or interest on such note;

  . any tax, assessment or other governmental charge imposed on interest received by a Non-U.S. Holder actually or constructively holding 10% or more of the total combined voting power of all classes of our voting stock;

  . any tax, assessment or other governmental charge imposed on a Non-U.S. Holder that is a partnership or a fiduciary or other than the sole beneficial owner of such payment, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of additional amounts had the beneficial owner, member, beneficiary or settlor directly been the holder of the note; or

  .  any combination of these items.

   However, we are not obligated to pay additional amounts for payments becoming due on the notes more than 15 days after the redemption date with respect to any redemption of the notes described in the first paragraph under "--Redemption--Redemption for Taxation Reasons" to the extent that our obligation to pay such additional amounts arises from the Tax Law Change that resulted in such redemption.

Repurchase at Option of Holders Upon a Change of Control

   In the event that a Change of Control has occurred, each holder of notes will have the right, at such holder's option, pursuant to an irrevocable and unconditional repurchase offer by us, to require us to repurchase all or any part of such holder's notes, provided that the principal amount of the notes must be $1,000 or an integral multiple of $1,000. We will repurchase the notes on the repurchase date determined by us that is no later than 45 business days after the occurrence of the Change of Control. We will repurchase the notes at a cash repurchase price equal to 100% of the principal amount, together with accrued and unpaid interest to the repurchase date and any additional amounts then payable. We will make the repurchase offer within 30 business days following a Change of Control event and remain open for 15 business days following its commencement. Upon expiration of the repurchase offer period, we will purchase all notes tendered in response to the repurchase offer. If required by applicable law, we may extend the repurchase date and the repurchase offer period as so required. If so extended, there will still be an Event of Default if the repurchase date does not occur within 45 business days of the Change of Control.

   The indenture provides that a "Change of Control" occurs upon the occurrence of any of the following events:

  . upon any merger or consolidation of PLATINUM technology International with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of our assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to the transaction, any "person" or "group" other than PLATINUM technology International is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity,

  . when any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the voting power in the aggregate normally entitled to vote in the election of our directors,

  . when, during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted our board of directors (together with any new directors whose election by our board or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) for any reason no longer constitute a majority of our board of directors, or

  . our pro rata distribution to our stockholders of substantially all of our assets.

For purposes of this definition, the terms "person" and "group" have the meanings used for purposes of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 and the term "beneficial owner" has the meaning used in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934. However, a "person" will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events. The consummation of the tender offer by HardMetal will be a Change of Control event triggering these repurchase obligations.

   On or before the repurchase date, we will

  . accept for payment notes or portions of notes properly tendered pursuant to the repurchase offer;

  . deposit with the paying agent cash sufficient to pay the repurchase price of all notes so tendered; and

  . deliver to the trustee the notes so accepted, together with an officers' certificate listing the notes or portions of the notes being purchased by us.

The paying agent will promptly mail to the holders whose notes have been accepted payment in an amount equal to the repurchase price, and the trustee will promptly authenticate and mail or deliver to these holders a new note or notes equal in principal amount to any unredeemed portion of the notes surrendered. Any notes not so accepted will be promptly mailed or delivered by us to their holders. We will publicly announce the results of the repurchase offer on or as soon as practicable after the repurchase date.

   The phrase "all or substantially all" of our assets is likely to be interpreted by reference to applicable state law at the relevant time and will be dependent on the facts and circumstances existing at such time. As a result, there may be some degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

   The Change of Control repurchase feature of the notes may make more difficult or discourage a takeover of PLATINUM technology International and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between us and the initial purchasers.

   The provisions of the indenture relating to a Change of Control may not afford the holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if the transaction does not constitute a Change of Control as set forth above. Further, the right to require us to repurchase notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the notes. In addition, we may not have sufficient financial resources available to fulfill our obligation to repurchase the notes upon a Change of Control or to repurchase other debt securities of us or our Subsidiaries providing similar rights to the holders thereof.

   To the extent applicable, we will comply with Section 14 of the Securities Exchange Act of 1934 and the provisions of Regulation 14E and any other tender offer rules under the Securities Exchange Act of 1934 and any other securities laws, rules and regulations that may then be applicable to any offer by us to purchase the notes at the option of holders upon a Change of Control.

Limitation on Merger, Sale or Consolidation

   The indenture provides that we may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of our assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, unless:

  . either (1) in the case of a merger or consolidation, we are the surviving entity or (2) the resulting, surviving or transferee entity is a corporation organized under the laws of the U.S., any state of the U.S. or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the notes and the indenture;

  . no default or event of default shall exist or shall occur immediately before or after giving effect on a pro forma basis to such transaction;

  . we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and, if a supplemental indenture is required, such supplemental indenture comply with the indenture and that all conditions precedent relating to such transactions have been satisfied; and

  . the resulting, surviving or transferee entity, unless it is our Subsidiary, immediately after the transaction has a consolidated net worth not less than our consolidated net worth immediately prior to the transaction.

   Upon any such consolidation or merger or any transfer of all or substantially all of our assets, the successor corporation formed by such consolidation or into which we merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise our rights and powers under the indenture with the same effect as if such successor corporation had been named as us, and we will be released from our obligations under the indenture and the notes, except as to any obligations that arise from or as a result of such transaction. However, if the successor corporation is our Subsidiary, the consolidated net worth of which is less than that of us immediately prior to such merger, consolidation, sale, lease, conveyance or transfer, we will not be released from such obligations but will remain jointly and severally liable for such obligations with the successor corporation.

Reports

   Whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we will deliver to the trustee and to each holder of notes, within 30 days after we are or would have been required to file them with the SEC, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act. These financial statements will include, with respect to annual information only, a report by our certified independent public accountants as would be required in reports to the SEC, together with management's discussion and analysis of results of operations and financial condition as would be so required.

Events of Default and Remedies

   The indenture defines an event of default as:

     (1) our failure to pay any installment of interest on, or additional amounts with respect to, the notes as and when due and payable and the continuance of any such failure for 30 days,

     (2) our failure to pay all or any part of the principal of, or premium, if any, on the notes when they become due and payable at maturity, redemption, by acceleration or otherwise, including pursuant to any repurchase offer;

     (3) our failure to perform any conversion of any notes required under the indenture for a period of 30 days,

     (4) our failure to observe or perform any other covenant or agreement contained in the notes or the indenture and, subject to certain exceptions, the continuance of the failure for a period of 60 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes outstanding,

     (5) certain events of bankruptcy, insolvency or reorganization in respect of us or any of our Significant Subsidiaries, and

     (6) a default in the payment of principal at maturity, or an acceleration for any other reason of the maturity, of indebtedness of us or any of our Subsidiaries in the principal amount, individually or in the aggregate, of greater than $25,000,000.

The indenture provides that if a default occurs and is continuing, the trustee must, within 90 days after the occurrence of such default, give notice of the default to the holders of the notes.

   The indenture provides that if an event of default occurs and is continuing (other than an event of default specified in clause (5) above), then in every such case, unless the principal of all of the notes has already become due and payable, either the Trustee or the holders of 25% in aggregate principal amount of the notes then outstanding, by notice in writing to us and to the trustee if given by holders (an "Acceleration Notice"), may declare all principal and accrued interest and additional amounts on the notes to be due and payable immediately. If an event of default specified in clause (5) above occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding notes without any declaration or other act on the part of the trustee or the holders. The holders of not less than a majority in aggregate principal amount of notes generally are authorized to rescind the acceleration if all existing events of default, other than the nonpayment of the principal of, premium, if any, and interest on, the notes that have become due solely by the acceleration, have been cured or waived.

   Prior to the declaration of acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount of the notes at the time outstanding may waive on behalf of all the holders any default, except a default in the payment of principal of, premium, if any, or interest on any note not yet cured, or a default in any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding note affected. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable security or indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Amendments and Supplements

   The indenture contains provisions permitting us and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. We and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders with the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding. However, no such modification may, without the consent of each affected holder:

  . change the Stated Maturity of any note or reduce the principal amount or the rate, or extend the time for payment, of interest or any premium payable upon the redemption of such note, or change our obligation to pay additional amounts in a manner adverse to the holders or change the place of payment where, or the coin or currency in which, any note or any premium or the interest on such note is payable, or impair the right to institute suit for the enforcement of any such payment or the conversion of any note on or after its date (including, in the case of redemption, on or after the redemption date), or reduce the repurchase price, or alter the change of control provisions or redemption provisions in a manner adverse to the holders;

  . reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the indenture;

  .  adversely affect the right of such holder to convert notes; or

  . modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

No Personal Liability of Stockholders, Officers, Directors and Employees

   No stockholder, employee, officer or director of us or of any successor corporation will have any personal liability relating to our obligations under the indenture or the notes due to his or her status as stockholder, employee, officer or director.

Transfer and Exchange

   A holder may transfer or exchange the notes in accordance with the indenture. We may require a holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the indenture. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

   The registered holder of a note may be treated as its owner for all purposes.

Governing Law

   The indenture, the notes and the registration rights agreement are governed by the laws of the State of New York.

Same-Day Funds Settlement and Payment

   We are required to make payments on the notes represented by the Global Note, including principal, premium, if any, and interest and additional amounts, by wire transfer of immediately available funds to the accounts specified by DTC. For notes represented by Certificated Notes, we will make all payments of principal, premium, if any, and interest, by mailing a check to each holder's registered address. The notes trade in DTC's Same-Day Funds Settlement System until maturity, or until the notes are issued in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Registration Rights

   We entered into a registration rights agreement with the initial purchasers of the notes. Under this agreement, we are required, at our expense for the benefit of the holders of the notes and the shares of common stock issuable upon their conversion (together, the "Registrable Securities") to:

  . use reasonable efforts to file with the SEC within 90 days after December 16, 1997, a shelf registration statement covering resales of the Registrable Securities,

  . use reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the notes, and

  . use reasonable efforts to keep effective the shelf registration statement until the second anniversary of the last date of original issuance of notes or such earlier date as all Registrable Securities will have been disposed of or on which all Registrable Securities held by Persons that are not our affiliates may be resold without registration pursuant to Rule 144(k) under the Securities Act of 1933 (the "Effectiveness Period").

   This registration statement has been filed pursuant to our obligations under the registration rights agreement. We will be permitted to suspend the use of the prospectus which is part of the shelf registration statement in connection with the sales of the Registrable Securities during certain periods of time under certain circumstances relating to pending corporate developments and other events. We will provide to each holder of Registrable Securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as required to permit public resales of the Registrable Securities. A holder of Registrable Securities that sells such Registrable Securities pursuant to the shelf registration statement will be subject to certain civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement, including indemnification obligations.

   If during the Effectiveness Period the shelf registration statement ceases to be effective for more than 90 days or we suspend the use of the prospectus which is a part of the registration statement for more than 90 days, whether or not consecutive, during any 12-month period, then the interest rate borne by affected notes will increase by an additional 0.50% per year from the 91st day of the applicable 12-month period the shelf registration statement is no longer effective or we suspend the use of the prospectus which is a part of the shelf registration statement, as the case may be, until the earlier of such time as (1) the shelf registration statement again becomes effective, (2) the use of the related prospectus ceases to be suspended or (3) the Effectiveness Period expires. The additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such additional interest begins to accrue. On December 31, 1998, we suspended use of the prospectus contained in the shelf registration statement we filed on March 16, 1998. As a result we are required to pay additional interest on the notes covered by this prospectus from the period of April 1, 1999, the 91st day of the suspension, until the shelf registration statement of which this prospectus is a part is declared effective and this prospectus becomes available for use by holders of the notes and the shares of common stock. We agreed in the registration rights agreement to use our reasonable efforts to cause the common stock issuable upon conversion of the notes to be listed on the Nasdaq National Market or, if the common stock is not then listed on the Nasdaq National Market, to be listed on such exchange or market in the United States as the common stock is then listed, upon effectiveness of the shelf registration statement.

   Notes sold by a selling securityholder pursuant to such shelf registration statement will be represented by a global note with a new International Securities Identification Number ("ISIN"), and any beneficial interests held in such global note with the new ISIN through DTC or Euroclear or Cedel will not be subject to any restrictions on transfer. We do not anticipate that the notes sold pursuant to such shelf registration statement will be listed on any securities exchange or automated quotation system inside or outside of the United States.

Certain Definitions

   "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

   "Capital Stock" means, for any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests in stock issued by that corporation.

   "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the Senior Indebtedness or the assumption or guarantee of the Senior Indebtedness (or related agreements or documents to which we are a party) expressly provides that the Senior Indebtedness will be "Designated Senior Indebtedness" for purposes of the indenture, provided that the instrument, agreement or other document may place limitations and conditions on the right of the Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

   "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of the person, (1) in respect of borrowed money, whether or not the recourse of the lender is to the whole of the assets of the person or only to a portion of the assets, (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business, (4) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (5) for the payment of money relating to a capitalized lease obligation, or (6) evidenced by a letter of credit or a reimbursement obligation of the person with respect to any letter of credit;
(b) all net obligations of such person under interest swap and hedging obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancings and refundings of any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties.

   "Junior Securities" of any person means any qualified capital stock and any Indebtedness of the person that is subordinated in right of payment to the notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to December 15, 2002.

   "Senior Indebtedness" means our Indebtedness, whether outstanding on the date of the Indenture, or created, incurred, assumed, guaranteed or in effect guaranteed by us after December 15, 1997 unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the notes or to other Indebtedness which is equal with, or subordinated to, the notes; provided that in no event will Senior Indebtedness include (a) Indebtedness of us owed or owing to any of our Subsidiaries or any officer, director or employee of us or any four Subsidiaries, (b) Indebtedness to trade creditors or (c) any liability for taxes owed or owing by us or (d) any Indebtedness of us under our 6 3/4% convertible subordinated notes due 2001.

   "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of us within the meaning of Rule 1-02(w) of Regulation S-X of the SEC as in effect as of the date of the Indenture.

   "Subsidiary," with respect to any person, means (1) a corporation a majority of whose capital stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by the person, by the person and one or more Subsidiaries of the person or by one or more Subsidiaries of the person, (2) a partnership in which the person or a Subsidiary of the person is, at the time, a general partner and owns alone or together with one or more Subsidiaries of the person a majority of the partnership interests, or (3) any other person, other than a corporation or partnership in which the person, one or more Subsidiaries of the person, or the person and one or more Subsidiaries of the person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

Relationship with Trustee

   We currently have an unsecured line of credit of $65,000,000 with the trustee. As of April 23, 1999, we had $20,000,000 in outstanding borrowings under this line of credit. The trustee also issues letters of credit to us pursuant to the credit agreement. As of April 23, 1999, we had aggregate letters of credit outstanding for approximately $12,663,000 with expiration dates ranging from July 1999 through June 2000. We maintain our principal checking account at the trustee, which also serves as our primary depositary. The trustee also provides us with miscellaneous other banking and related services.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

   The following summary describes certain U.S. federal income tax consequences of ownership and disposition of the notes and common stock into which the notes may be converted. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect. All of these are subject to change, possibly with retroactive effect, or different interpretations. This summary does not cover all aspects of U.S. federal income taxation that may be relevant to particular holders such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transactions or straddles or persons deemed to sell notes or common stock under the constructive sale provisions of the Code. The summary also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. Holders (as defined below). In addition, it is limited to persons who purchase and hold the notes and common stock as "capital assets" within the meaning of Section 1221 of the Code.

   YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

U.S. Holders

   For purposes of the following discussion, the term "U.S. Holder" means the beneficial holder of a note or common stock that for United States federal income tax purposes is:

  . a citizen or resident alien (as defined in Section 7701 (b) of the Code) of the United States;

  . a corporation, partnership or other entity formed under the laws of the United States or any political subdivision of the United States;

  . an estate the income of which is subject to U.S. federal income taxation regardless of its source;

  . in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701 (a)(30) of the Code; and

  . any other person whose income or gain with respect to a note or common stock is effectively connected with the conduct of a United States trade or business.

 Interest

   Stated interest on the notes will generally be includable in a U.S. Holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting. Our failure to file an effective shelf registration statement as described under "Description of Notes--Registration Rights" will cause additional interest to accrue on the notes. A U.S. Holder will be required to include this interest in its gross income when the interest is paid or accrued. According to Treasury Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a holder, or the timing of such recognition, if the likelihood of the change, as of the date the debt obligations are issued, is remote. We believe that the likelihood of a change in the interest rate on the notes is remote and do not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any note. We have informed our counsel that these notes were issued with no more than a de minimis amount of original issue discount.

 Conversion of Notes Into Common Stock

   A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except to the extent the common stock is considered attributable to accrued interest not previously included in income, which is taxable as ordinary income, or with respect to cash received in lieu of a fractional share of common stock. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted, reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash. The holding period of the common stock received on conversion will generally include the period during which the converted notes were held. However, a U.S. Holder's tax basis in shares of common stock considered attributable to accrued interest as described above generally will equal the amount of the accrued interest included in income. The holding period for the shares shall begin as of the date of conversion.

   The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the related Treasury Regulations issued may treat the holders of the notes as having received a constructive distribution, resulting in ordinary income, to the extent of our current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price that may occur in limited circumstances, particularly an adjustment to reflect a taxable dividend to holders of common stock, increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not the holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income to the extent of our current and/or accumulated earnings and profits. In any such case, corporate holders of the notes may be entitled to a dividends received deduction.

 Market Discount

   Under the market discount rules, if a holder of a note purchases it at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and later recognizes gain upon a disposition or retirement of the note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Under Treasury Regulations to be prescribed, any accrued market discount not previously taken into income prior to a conversion of a note, however, could carry over to the common stock received on conversion and be treated as ordinary income upon a subsequent disposition of the common stock to the extent of any gain recognized on the disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the holder disposes of the debt instrument in a taxable transaction. If HardMetal completes its tender offer for our stock, U.S. Holders that purchased their notes at market discount that elect to have us repurchase their notes under the "Change of Control" provisions of the indenture may have a portion of their redemption proceeds taxable as ordinary income under the market discount rules.

 Acquisition Premium

   If an investor purchases a note at a premium (defined under the Treasury Regulations as an amount paid in excess of all amounts payable on the instrument after the purchase other than qualified stated interest) may elect to amortize the "amortizable bond premium" (defined generally under the Code as an amount paid in excess of the amount payable at maturity). In that case, the amount required to be included in the holder's income each year with respect to interest on the note will be reduced by the amount of amortizable bond premium allocable, based on the holder's yield to maturity, to that year. The election will apply to all debt instruments, other than bonds the interest on which is excludeable from gross income, held by the holder at the beginning of the first taxable year to which the election applies or later acquired by the holder. The election is irrevocable without the consent of the Internal Revenue Service. Generally, an investor that purchases a note at a premium that does not elect to amortize the amortizable bond premium will recognize a loss when the note is retired, while the interest from the note will be fully taxable when paid. If HardMetal completes its tender offer for our stock, U.S. Holders that purchased their notes at a premium that elect to have us repurchase their notes under the "Change of Control" provisions of the indenture and that did not elect to amortize the amortizable bond premium will recognize a loss when their notes are purchased.

 Sale, Exchange or Retirement of the Notes

   Each U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of notes, including a repurchase of notes held by U.S. Holders that elect to have us repurchase their notes if HardMetal completes its tender offer for our stock, measured by the difference, if any, between:

  . the amount of cash and the fair market value of any property received, except to the extent that the cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income;

  .  the holder's adjusted tax basis in the notes.

   Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held or deemed held for more than 12 months at the time of the sale or exchange. The maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is 20% for most assets held for more than twelve months at the time of disposition. A U.S. Holder's initial basis in a note will be the amount paid for the note.

 The Common Stock

   Distributions, if any, paid on the common stock after a conversion, to the extent made from our current and/or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be included in a U.S. Holder's income as ordinary income as they are paid. Corporate holders of the notes may be entitled to a dividends received deduction. Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on the sale or exchange and the U.S. Holder's adjusted tax basis in the common stock. The gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than 12 months. The maximum tax rate for individual taxpayers on net long-term capital gains (the excess of net long-term capital gain over net short-term capital loss) is 20% for most assets held for more than twelve months at the time of disposition.

 Information Reporting and Backup Withholding

   A U.S. Holder of the notes or common stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the holder, among other things:

  . fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalty of perjury within a reasonable time after the request for the TIN;

  .  furnishes an incorrect TIN;

  .  fails to report properly interest or dividends; or

  . under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding.

A holder that does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

   We will report to the U.S. Holders of notes and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to these payments.

Non-U.S. Holders

 General

   The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of notes and common stock by a "Non-U.S. Holder" and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. As used herein, a "Non-U.S. Holder" is a person or entity that, for United States federal income tax purposes, is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or a political subdivision thereof, or an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. The tax treatment of the holders of the notes may vary depending upon their particular situations. You should consult your tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of the notes and common stock as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

   For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will generally be considered to be "U.S. trade or business income" if the income or gain is:

  .  effectively connected with the conduct of a U.S. trade or business; or

  . in the case of most treaty residents, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

 Stated Interest

   Generally any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Generally interest on the notes will qualify as portfolio interest if:

  . the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of PLATINUM technology International and is not a "controlled foreign corporation" as to which PLATINUM technology International is a "related person" within the meaning of the Code;

  . the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a U.S. person, and that certificate provides the beneficial owner's name and address;

  . the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

  .  the notes are in registered form.

   The gross amount of payments to a Non-U.S. Holder of interest that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, the U.S. trade or business income may also be subject to the branch profits tax, which is generally imposed on a foreign corporation on the actual or deemed repatriation from the U.S. of earnings and profits attributable to U.S. trade or business income, at a 30% rate. The branch profits tax may not apply, or may apply at a reduced rate, if the recipient is a qualified resident of certain countries with which the U.S. has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI (for payments made before 2000, Forms 1001 and 4224 may be used), as applicable, prior to the payment of interest. These forms must be periodically updated.

   New withholding regulations (the "New Regulations") will apply to payments made after 1999. Under the New Regulations, the required Forms 1001 and 4224 will be replaced by a new Forms W-8BEN and W-8ECI. Under the New Regulations, a Non-U.S. Holder that is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the New Regulations for payments through qualified intermediaries. You should consult your own tax advisor regarding the effect, if any, of the New Regulations.

 Dividends

   In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate, unless the rate is reduced by an applicable income tax treaty. Dividends that are connected with the holder's conduct of a trade or business in the United States are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. Currently, dividends paid to an address in a foreign country generally are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under Regulations, a Non-U.S. Holder claiming the benefits of a treaty or to claim exemption from withholding because the income is U.S. trade or business income, generally will be required to provide a Form W-8BEN or W-8ECI (for payments made before 2000, Forms 1001 and 4224 may be used), as applicable, prior to the payment of a dividend. These forms must be periodically updated.

   New withholding regulations (the "New Regulations") will apply to payments made after 1999. Under the New Regulations, the required Forms 1001 and 4224 will be replaced by new Forms W-8BEN and W-8ECI. Under the New Regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the New Regulations for payments through qualified intermediaries. You should consult your own tax advisor regarding the effect, if any, of the New Regulations.

 Conversion

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock, except with respect to cash, if any, received in lieu of a fractional share or interest not previously included in income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of notes. Cash or common stock treated as issued for accrued interest would be treated as interest under the rules described above.

 Sale, Exchange or Redemption of Notes or Common Stock

   Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption, including a repurchase of notes held by U.S. Holders that elect to have us repurchase their notes if HardMetal completes its tender offer for our stock, of a note or common stock generally will not be subject to U.S. federal income tax, unless:

  .  the gain is U.S. trade or business income;

  . subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition;

  . the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, including certain former citizens or residents of the United States; or

  . in the case of the disposition of common stock, we are a U.S. real property holding corporation. We do not believe that we are currently a "United States real property holding corporation," or that we will become one in the future.

 Federal Estate Tax

   Notes held, or treated as held, by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to U.S. federal estate tax provided that the interest thereon qualifies as portfolio interest and was not U.S. trade or business income. Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States for federal estate tax purposes will be included in such individual's estate for U.S. federal income tax purposes, unless an applicable estate tax treaty otherwise applies.

 Information Reporting and Backup Withholding

   We must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

   Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments of principal on the notes by us to a Non-U.S. Holder if the holder certifies as to its Non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that neither us nor our Paying Agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

   The payment of the proceeds from the disposition of the notes or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is:

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  . with respect to payments made after December 31, 1999, a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business.

   In the case of the payment of proceeds from the disposition of notes or common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person, absent actual knowledge that the payee is a U.S. person.

   Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

   THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

   We will not receive any of the proceeds of the sale of the notes or common stock covered by this prospectus. The securities may be sold from time to time to purchasers directly by the selling securityholders, their donees, transferees, distributees or successors-in-interest. Alternatively, the selling securityholders may from time to time offer the securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities for whom they may act as agent.

   The securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The securities may be sold by one or more of the following methods, without limitation:

  . a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  .  an exchange distribution in accordance with the rules of the exchange;

  . face-to-face transactions between sellers and purchasers without a broker-dealer; and

  .  through the writing of options.

   At any time a particular offer of the securities is made, we will distribute a revised prospectus or prospectus supplement, if required, which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

   To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling securityholders. A selling securityholder may sell any or all of the securities offered by it under this prospectus. Additionally, a selling securityholder may transfer, devise or gift the securities by other means not described in this prospectus.

   The selling securityholders and any brokers, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters." Any profits on the sale of the securities by them and any discounts, commissions or concessions received by any participating brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934.

   The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the related rules and regulations, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any such other person. Further, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days prior to the commencement of the distribution. These limitations and restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

   Pursuant to the registration rights agreement entered into in connection with the offer and sale of the notes by us, we and each of the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with the liabilities.

   We have agreed to pay the expenses incurred in connection with the performance of our registration obligations, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

   Katten Muchin & Zavis, Chicago, Illinois will pass upon certain legal matters with respect to the validity of the securities.

                                    EXPERTS

   The consolidated financial statements and the related consolidated financial statement schedule of PLATINUM technology International, inc., as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, incorporated by reference in this prospectus from PLATINUM technology International, inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by KPMG LLP, independent certified public accountants, as set forth in their reports.

   The consolidated balance sheet of Logic Works, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996 referenced in KPMG LLP's independent auditors' reports relating to PLATINUM technology International, inc.'s 1998 and 1997 consolidated financial statements, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon appearing in PLATINUM technology International, inc.'s 1998 Annual Report (Form 10-K) filed on March 31, 1999.

   The consolidated balance sheet of Mastering, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996 referenced in KPMG LLP's independent auditors' reports relating to PLATINUM technology International, inc's. 1998 and 1997 consolidated financial statements, have been audited by Arthur Andersen LLP, independent auditors, to the extent indicated in their report thereon appearing in PLATINUM technology International, inc.'s 1998 Annual Report (Form 10-K) filed on March 31, 1999.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   Set forth below is an estimate of the approximate amount of fees and expenses payable in connection with the issuance and distribution of the securities pursuant to the prospectus contained in this registration statement. PLATINUM technology International will pay all of these expenses.

   Securities and Exchange Commission registration fee

      Securities and Exchange Commission registration fee............. $ 15,777
      Accountants fees and expenses...................................   30,000
      Legal fees and expenses.........................................   40,000
      Miscellaneous expenses..........................................   14,223
                                                                       --------
          Total....................................................... $100,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.

   Article Ten of PLATINUM technology International's Restated Certificate of Incorporation provides that PLATINUM technology International shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers to such extent, except that PLATINUM technology International shall not be obligated to indemnify any such person
(1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by PLATINUM technology International without the prior written consent of PLATINUM technology International. With the approval of its stockholders, PLATINUM technology International has entered into indemnity agreements with each of its directors and certain of its officers. These agreements may require PLATINUM technology International, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

   In addition, Article Nine of PLATINUM technology International's Restated Certificate of Incorporation provides that a director of PLATINUM technology International shall not be personally liable to PLATINUM technology International or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to PLATINUM technology International or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit.

   Article Ten of each of PLATINUM technology's and PLATINUM technology IP's Certificate of Incorporation provides that the corporation shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law. In addition, Article Nine of each of these corporation's Certificate of Incorporation provides that the personal liability of their directors is eliminated to the full extent permitted by the Delaware General Corporation Law.

   Reference is made to Section 145 of the Delaware General Corporation Law which provides for indemnification of directors and officers in certain circumstances.

   PLATINUM technology International has purchased an insurance policy under which it is entitled to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Item 16. Exhibits.


      4.1 Restated Certificate of Incorporation of PLATINUM technology International, inc., as amended, incorporated by reference to Exhibit 3.1 to PLATINUM technology
               International's Registration Statement on Form S-4,
               Registration No. 333-71637 (the "1999 S-4").
      4.3 Bylaws of PLATINUM technology International, as amended, incorporated by reference to Exhibit 3.2 to the 1999 S-4.
      4.4 Indenture, dated as of December 15, 1997 between PLATINUM technology International and American National Bank and
               Trust Company of Chicago, N.A., as Trustee, incorporated by reference to Exhibit 4.6 of PLATINUM technology
               International's Annual Report on Form 10-K for the year ended December 31, 1997.
      4.5      Form of Note (included in Exhibit 4.4).
      4.6      Registration Rights Agreement, dated as of December 15,
               1997, between PLATINUM and Deutsche Morgan Grenfell Inc.
               (n/k/a Deutsche Bank Securities, Inc.), incorporated by reference to Exhibit 4.6 to PLATINUM technology
               International's Registration Statement on Form S-3,
               Registration No. 333-48047 (the "1998 S-3").
      4.7 Specimen stock certificate representing common stock, incorporated by reference to Exhibit 4.1 to PLATINUM technology International's Registration Statement on Form
               S-1, Registration No. 33-39233.
      4.8      Rights Agreement, dated as of December 21, 1995, between
               PLATINUM technology International, inc. and Harris Trust and Savings Bank, incorporated by reference to Exhibit 1 to PLATINUM technology International's Registration
               Statement on Form 8-A, filed December 26, 1995 (the
               "Rights Agreement").
      4.9      Amendment No. 1, dated as of March 29, 1999, to the Rights
               Agreement, incorporated by reference to PLATINUM technology International's Registration Statement on Form
               8-A/A (Amendment No. 2), filed with the Commission on
               March 31, 1999.
      4.10     Supplemental Indenture, dated as of January 1, 1999, among
               PLATINUM technology International, PLATINUM technology,
               PLATINUM technology IP and American National Bank and
               Trust Company of Chicago, N.A., as Trustee.
      5 Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
     12 Computation of Ratios of Earnings to Fixed Charges, incorporated by reference to Exhibit 12 to PLATINUM technology International's Annual Report on Form 10-K for the year ended December 31, 1998.
     23.1      Consent of KPMG LLP with respect to PLATINUM technology
               International's financial statements.
     23.2 Consent of Arthur Andersen LLP with respect to Mastering's financial statements.
     23.3 Consent of Ernst & Young LLP with respect to Logic Works' financial statements.
     23.4 Consent of Katten Muchin & Zavis (contained in their opinion filed as Exhibit 5 hereto).
     24 Power of Attorney (contained on the signature page of this Registration Statement).
     25        Form T-1 for American National Bank and Trust Company of
               Chicago, N.A., as Trustee, incorporated by reference to
               Exhibit 25.1 to the 1998 S-3.

Item 17. Undertakings

   (a) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of PLATINUM technology International, inc.'s annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of any of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, PLATINUM technology International, inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on April 26, 1999.

                                          PLATINUM technology International,
                                           inc.

                                               /s/ Andrew J. Filipowski
                                          By: _________________________________
                                                   Andrew J. Filipowski
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski, Michael P. Cullinane, Larry S. Freedman and Matthew S. Brown, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 (including registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


    /s/ Andrew J. Filipowski         President, Chief Executive      April 26, 1999
____________________________________  Officer (principal
        Andrew J. Filipowski          executive officer) and a
                                      Director

     /s/ Paul L. Humenansky          Executive Vice President,       April 26, 1999
____________________________________  Chief Operations Officer
         Paul L. Humenansky           and a Director

    /s/ Michael P. Cullinane         Executive Vice President,       April 26, 1999
____________________________________  Chief Financial Officer
        Michael P. Cullinane          (principal financial and
                                      accounting officer),
                                      Treasurer and a Director

       /s/ James E. Cowie            Director                        April 26, 1999
____________________________________
           James E. Cowie

      /s/ Steven D. Devick           Director                        April 26, 1999
____________________________________
          Steven D. Devick

      /s/ Arthur P. Frigo            Director                        April 26, 1999
____________________________________
          Arthur P. Frigo

      /s/ Gian M. Fulgoni            Director                        April 26, 1999
____________________________________
          Gian M. Fulgoni


                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, PLATINUM technology, inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on April 26, 1999.

                                          PLATINUM technology, inc.

                                                 /s/ Andrew J. Filipowski
                                          By: _________________________________
                                                   Andrew J. Filipowski
                                                         President

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski, Michael P. Cullinane, Larry S. Freedman and Matthew S. Brown, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 (including registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
    /s/ Andrew J. Filipowski         President                       April 26, 1999
____________________________________
        Andrew J. Filipowski

    /s/ Michael P. Cullinane         Vice President, Treasurer       April 26, 1999
____________________________________  (principal financial and
        Michael P. Cullinane          accounting officer) and
                                      Director


                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, PLATINUM technology, inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on April 26, 1999.

                                          PLATINUM technology IP, inc.

                                          By:/s/ Andrew J. Filipowski
                                             Andrew J. Filipowski
                                             President

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski, Michael P. Cullinane, Larry S. Freedman and Matthew S. Brown, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 (including registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


    /s/ Andrew J. Filipowski         President                       April 26, 1999
____________________________________
        Andrew J. Filipowski

    /s/ Michael P. Cullinane         Vice President, Treasurer       April 26, 1999
____________________________________  and Director
        Michael P. Cullinane

                                 EXHIBIT INDEX

  Exhibit
  Number                            Description
  -------                           -----------
  4.10     Supplemental Indenture, dated as of January 1, 1999, among
           PLATINUM technology International, PLATINUM technology,
           PLATINUM technology IP and American National Bank and Trust
           Company of Chicago, N.A., as Trustee.

  5 Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
 23.1      Consent of KPMG LLP with respect to PLATINUM technology
           International's financial statements.

 23.2      Consent of Arthur Andersen LLP with respect to Mastering's
           Financial Statements.

 23.3      Consent of Ernst & Young LLP with respect to Logic Works'
           Financial Statements.

 23.4 Consent of Katten Muchin & Zavis (contained in their opinion filed as Exhibit 5 hereto).

 24 Power of Attorney (contained on the signature page of this Registration Statement).